Exhibit 5.1

BRL Law Group LLC

380 Washington Street, 2nd Floor

Wellesley Hills, MA 02481

March 6, 2020

Brainstorm Cell Therapeutics Inc.

1325 Avenue of Americas, 28th Floor

New York, NY 10019

Ladies and Gentlemen:

You have requested our opinion, as counsel to Brainstorm Cell Therapeutics Inc., a Delaware corporation (the “Company”), with respect to certain matters in connection with the registered direct offering by the Company of 1,250,000 of the Company’s common stock, $0.00005 par value per share (the “Shares”) and a warrant (the “Warrant”) to purchase up to 250,000 shares of the Company’s common stock, pursuant to a Registration Statement on Form S-3 (No. 333-225517) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), the prospectus included within the Registration Statement (the “Base Prospectus”), and the prospectus supplement dated March 6, 2020, filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations of the Act (together with the Base Prospectus, the “Prospectus”). The Shares and the Warrant are to be sold by the Company in accordance with a Securities Purchase Agreement, dated March 6, 2020, between the Company and Abbhi Investments, LLC (the “Agreement”), as described in the Prospectus.

In connection with this opinion, we have examined and relied upon the Registration Statement and the Prospectus, the Agreement, the Company’s Certificate of Incorporation, as amended, its Bylaws, as amended, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. In rendering this opinion, we have assumed the genuineness and authenticity of all signatures on original documents; the genuineness and authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as copies; and the accuracy, completeness and authenticity of certificates of public officials.

We express no opinion to the extent that future issuances of securities of the Company and/or anti-dilution adjustments to outstanding securities of the Company cause the number of shares of the Company’s common stock outstanding or issuable upon conversion or exercise of outstanding securities of the Company to exceed the number of Shares then issuable under the Agreement.

Our opinion herein is expressed solely with respect to the Delaware General Corporation Law. Our opinion is based on these laws as in effect on the date hereof. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that (i) the Shares (and the shares issuable upon exercise of the Warrant), when sold and issued against payment therefor in accordance with the Agreement, the Registration Statement and the Prospectus, will be validly issued, fully paid and non-assessable, and (ii) when the Warrant has been delivered and paid for in accordance with the terms of the applicable Agreement, the Registration Statement and the Prospectus, the Warrant will be valid and binding obligations of the Company.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K to be filed with the Commission for incorporation by reference into the Registration Statement.

Very truly yours,

/s/ BRL Law Group LLC

BRL Law Group LLC